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                     October 14, 2022

       Jinfeng Huang
       Chairman of the Board of Directors and Chief Executive Officer Yatsen Holding Ltd
       Building No. 35, Art Port International Creation Center
       No. 2519 Xingang East Road, Haizhu District
       Guangzhou 510330
       People's Republic of China

                                                        Re: Yatsen Holding Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 22,
2022
                                                            File No. 001-39703

       Dear Jinfeng Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services